                                                                  EXHIBIT (c)(7)


                                STOCK OPTION PLAN

                             STOCKHOLDERS AGREEMENT

     THIS STOCKHOLDERS AGREEMENT, executed this 17th day of December, 1999, by and among SER Systeme AG, a German Corporation (the "Parent"), SERSys Acquisition Corporation, a Delaware corporation (the "Corporation") which is a wholly owned subsidiary of SER (USA), Inc., a Delaware Corporation which is wholly owned by the Parent, and Frederick C. Foley (the "Stockholder"). As used in this Agreement, the term "Stockholder" shall include the permitted successors, assigns, transferees (whether by sale, gift, or other disposition), heirs, and personal representatives of the Stockholder.

     WHEREAS, shares, or option(s) to acquire shares, of the Common Stock of the Corporation have been issued to the Stockholder pursuant to a grant agreement executed this date issued under a Corporation stock option plan (the "Grant Agreement"); and

     WHEREAS, the Parent, the Corporation and the Stockholder desire to assure continuity and to perpetuate harmony in the Corporation's management, policies and operations; and

     WHEREAS, the Stockholder desires to facilitate the prompt liquidation of his Stock in the event of his death, or, if necessary, during his lifetime; and

     WHEREAS, the Parent, the Corporation and the Stockholder deem it in their best interests to impose certain restrictions and obligations on themselves in order to effectuate their foregoing purposes.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

1. RECITALS. The foregoing recitals and statements are made a part of this Agreement.

2.   PURCHASE AND SALE OF THE STOCK.

     (a) Stock Covered. Except as otherwise provided herein, all of the provisions of this Agreement shall apply to, and the term "Stock" shall include, any and all shares of Common Stock of the Corporation that are issued (now or in the future) pursuant to the rights of the Stockholder under the Grant Agreement and under any other grant agreement issued under the same Corporation stock option plan and all other shares of common stock or other equity securities of the Corporation or any successor corporation which may be issued hereafter to the Stockholder in consequence of his ownership of such Common Stock of the Corporation as the result of the exchange or reclassification of shares, corporate reorganization, or any form of recapitalization, consolidation, merger, share split, share dividend, or similar event.


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     (b)  Purchase and Sale. The Parent and the Corporation agree to purchase and redeem, and the Stockholder agrees to sell and transfer, in the manner and upon the terms provided in this Agreement, the shares of Stock of the Corporation. No purchase, sale, gift, endorsement, assignment, transfer, pledge, encumbrance or other disposition, whether voluntary, involuntary or by operation of law, including, without limitation, any transfer pursuant to a divorce decree, (hereinafter collectively referred to as "Transfer") of any shares of Stock of the Stockholder shall be valid and binding except as provided in, and in accordance with, the terms and conditions of this Agreement.

3.   CALL RIGHTS OF THE CORPORATION.

     (a) For a period of three hundred sixty-five (365) days following the death of the Stockholder or the termination of employment of the Stockholder with the Corporation for any reason, the Corporation shall have an option to purchase all or any of the authorized, issued and outstanding shares of Stock, at the price and upon the terms provided in Sections 7 and 8 of this Agreement. The Stockholder hereby agrees that in the event the Corporation exercises its option pursuant to this Section 3(a), the Stockholder and/or his personal representative shall be bound to take any and all action necessary to enable the Corporation to purchase said Stock in accordance with this Agreement.

     (b) If, for any reason, the Corporation (pursuant to Section 3(a)) does not purchase all of the authorized, issued and outstanding shares of Stock, such shares of Stock not purchased shall continue to be subject to the terms and conditions of this Agreement.

4.   CALL RIGHTS UPON AN INVOLUNTARY TRANSFER.

     (a) If any portion of the Stockholder's shares of Stock are attached or taken in execution, or if the Stockholder applies for the benefit of, or files a case under, any provision of the federal bankruptcy law or any other law relating to insolvency or relief of debtors, or if a case or proceeding is brought against the Stockholder under any provision of the federal bankruptcy law or any other law relating to insolvency or relief of debtors which is not dismissed within sixty (60) days after the commencement thereof, or if the Stockholder makes an assignment for the benefit of creditors, or if any portion of the Stockholder's shares of Stock are made subject to charging order, or if any portion of the Stockholder's shares of Stock are transferred pursuant to a divorce decree (each such event shall be referred to as an "Involuntary Transfer"), such Stockholder (the "Insolvent Stockholder") shall give immediate written notice of the Involuntary Transfer to the Corporation and the Corporation shall have the option to purchase any or all of the shares of Stock of the Insolvent Stockholder at the price and upon the terms provided in Sections 7 and 8 in accordance with the provisions of this Section 4.

     (b) The Corporation shall have the option, exercisable upon written notice to the Insolvent Stockholder, for a period of one hundred twenty (120) days following receipt by the Corporation of the written notice of such Involuntary Transfer, to acquire all or any of the shares of Stock of the Insolvent Stockholder which are subject to such Involuntary Transfer.


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     (c)  If the Corporation has actual knowledge of an Insolvent Stockholder's
Involuntary Transfer, the Corporation shall give written notice to such effect to the Insolvent Stockholder, and giving such written notice shall constitute the Insolvent Stockholder's giving written notice to the Corporation for purposes of this Section 4.

     (d) The Corporation shall settle with an assignee, trustee in bankruptcy, attaching court or officer or successor in interest holding shares of Stock received in an Involuntary Transfer by taking any or all such shares in execution and paying to them the purchase price for each share as provided in
Section 7, but not exceeding the Insolvent Stockholder's indebtedness and proper items of expense. The balance of the value of such shares of Stock shall be distributable to the Insolvent Stockholder in accordance with the provisions of
Section 8.

5.   CALL RIGHTS OF THE PARENT.

     (a) If a public offering of the Common Stock of the Corporation that requires registration under the Securities Act of 1933 has not been consummated by January 1, 2005, the Parent shall have an option for a period of three hundred sixty five (365) days beginning thereon to purchase the Stock from the Stockholder at the price and upon the terms provided in Sections 7 and 8 of this agreement. The Stockholder hereby agrees that in the event the Parent exercises its option pursuant to this Section 5(a), the Stockholder and/or his personal representative shall be bound to take any and all action necessary to enable the Parent to purchase said Stock in accordance with this Agreement.

     (b) If, for any reason, the Parent does not exercise the option provided under Section 5(a), such shares of Stock not purchased shall continue to be subject to the terms and conditions of this Agreement.

6.   PUT RIGHTS OF THE STOCKHOLDER.

     (a) If, at January 1, 2003, (i) the fair market value of the Stock is more than twice the price established by the Merger Agreement by and among SER Systeme AG, SERSYS Acquisition Corporation and EIS International, Inc., dated as of December 17, 1999 and (ii) Parent has not within the preceding 120 days issued a public statement, which is still applicable at such date, describing the firm intention to cause a public offering of the Common Stock of the Corporation that requires registration under the Securities Act of 1933 ("an IPO of the Common Stock") before December 30, 2003, the Stockholder shall have an option for a period of three hundred sixty five (365) days beginning on January 1, 2003, to sell the Stock to the Parent at the price and upon the terms provided in Sections 7 and 8 of this agreement. The Parent hereby agrees that in the event the Stockholder exercises his option pursuant to this Section 6(a), the Parent shall be bound to take any and all action necessary to enable the Stockholder to sell said Stock to Parent and to enable Parent to purchase said Stock.

     (b) If (i) at January 1, 2004, the fair market value of the Stock is more than twice the price established by the Merger Agreement by and among SER Systems AG, SERSYS


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Acquisition Corporation and EIS International, Inc., dated as of December 17,
1999, (ii) the Put Rights under Section 6(a) did not arise solely because Parent issued a public statement prior to January 1, 2003 of its intention to cause an IPO of the Common Stock before December 30, 2003, and (iii) an IPO of the Common Stock does not in fact occur prior to December 30, 2003, the Stockholder shall have an option for a period of three hundred sixty-five (365) days beginning on January 1, 2004, to sell the Stock to the Parent at the price and upon the terms provided in Sections 7 and 8 of this agreement. The Parent hereby agrees that in the event the Stockholder exercises his option pursuant to this Section 6(b), the Parent shall be bound to take any and all action necessary to enable the Stockholder to sell said Stock to Parent and to enable Parent to purchase said Stock.

     (c) If an IPO of the Common Stock has not been consummated by January 1, 2005, the Stockholder shall have an option for a period of three hundred sixty five (365) days beginning thereon to sell the Stock to the Parent at the price and upon the terms provided in Sections 7 and 8 of this agreement. The Parent hereby agrees that in the event the Stockholder exercises his option pursuant to this Section 6(c), the Parent shall be bound to take any and all action necessary to enable the Stockholder to sell said Stock to Parent and to enable Parent to purchase said Stock. Notwithstanding anything to the contrary in the Grant Agreement, provided the stock option issued under the Grant Agreement has not previously terminated or expired, the Grantee shall be permitted to exercise the vested portion of such stock option in December 2004, conditional upon the Grantee receiving sufficient consideration from the Parent pursuant to the exercise of the Put Rights under this Section 6(c) effective as of January 1, 2005, with which to pay the exercise price under such portion of the stock option issued under the Grant Agreement. The Stockholder may specify in the notice of exercise pursuant to the preceding sentence that the exercise price is to be paid from the proceeds of the sale to the Parent of the respective portion of the Stock purchased pursuant to such exercise.

     (d) If, for any reason, the Stockholder does not exercise the options provided under Sections 6(a), 6(b) or 6(c), such shares of Stock not purchased shall continue to be subject to the terms and conditions of this Agreement.

7.   PURCHASE PRICE OF STOCK.

     (a) Agreement of Parties. The purchase price of the Stock payable under Sections 3, 4, 5 and 6 shall be the fair market value of such Stock as of the "Disposition Date". The Disposition Date is the date on which the Parent, the Corporation or the Stockholder, as applicable, exercises the respective option to purchase shares of Stock.

     (b) Fair Market Value. For all purposes herein, the fair market value of the Stock shall be the value as established by an appraisal of the Corporation by an appraisal firm that is selected by and mutually agreeable to the Chief Executive Officer of the Corporation and the Parent. Such appraisals shall not take into account any minority or liquidity discounts. At the Corporation's expense such appraiser shall conduct an appraisal of the Corporation within four months after each of January 1, 2003, January 1, 2004, and January 1, 2005, in order to assist in facilitating exercise of the Call and Put Rights in Sections 5 and 6, and as of such other dates as


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are necessary to establish the value of the Stock on a Disposition Date.
Notwithstanding anything to the contrary herein, the appraisals conducted on each of January 1, 2003, January 1, 2004, and January 1, 2005, shall apply for purposes of determining the fair market value of the Stock that applies to the exercise of the Put Rights in Section 6(a), 6(b) and 6(c), respectively, regardless of when the Put Rights are exercised during the respective calendar year.

8. PAYMENT OF PURCHASE PRICE. The payment of the purchase price for the shares of Stock as determined pursuant to Section 7 or 9(b), as applicable, shall be made as follows:

     (a) Cash Portion. In the event of any transfer pursuant to Sections 3, 4, 5 and 6 hereof, the total purchase price of the Stock shall be paid by check by the Parent or the Corporation, as applicable, at the Closing Date, as defined in
Section 8(d) hereof. In the event of any purchase by the Corporation pursuant to
Section 9(b) hereof, the purchase price shall be paid on the terms set forth in the Stockholder's Offer.

     (b) Debt Due From Stockholder. Any debt due by the Stockholder to the Corporation shall be payable according to its terms, as shall any debt due by the Corporation to the Stockholder; except, however, that, regardless of the terms of any such debt due by the Stockholder to the Corporation (including without limitation any unpaid portion of the exercise price under the exercised portion of the respective grant agreement under the Plan pursuant to which the Stock was issued and any unpaid tax withholding due as the result of such exercise), any cash payment due under Section 8(a) with respect to the purchase of the Stock shall, instead of being paid to the Stockholder, be first applied to the discharge of any such indebtedness, until all such indebtedness is fully discharged.

     (c) Involuntary Transfers. The Corporation shall settle with an assignee, trustee in bankruptcy, attaching court or officer or successor in interest holding Stock received in an Involuntary Transfer by taking any or all such Stock in execution and paying to them the purchase price for each share of such Stock as provided in this Section 8, but not exceeding the Stockholder's indebtedness and proper items of expense. The balance of the value of such Stock, if any, shall be distributable to the Stockholder in accordance with the provisions of this Section 8.

     (d) Closing. Closing on the sale of any shares of Stock sold pursuant to this Agreement shall, unless otherwise agreed to in writing by the parties, be held at the principal place of business of the Corporation thirty (30) days from the date of the last to occur of (i) the date of notice to the other party by the Parent, the Corporation or the Stockholder, as applicable, that an option is being exercised hereunder to purchase the Stock or (ii) if applicable, the receipt by the Stockholder, the Corporation and/or the Parent, as applicable, of the determination of the fair market value of the Stock as provided in Section 7(b) hereof (the "Closing Date"). At the Closing, upon payment of the purchase price, the certificates representing the Stock to be purchased and sold hereunder shall be delivered by the Stockholder to the Corporation or the Parent, as applicable, appropriately endorsed in blank for transfer. If the certificates representing any shares of Stock to be so transferred have not been surrendered by the Stockholder, all rights


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of the holder thereof with respect to said Stock (including voting rights)
nonetheless shall cease and terminate.

9.   VOLUNTARY TRANSFERS OF STOCK.

     (a) The Stockholder agrees that, during his lifetime, he will not Transfer any of his shares of Stock, except (i) upon the conditions set forth in this
Section 9; or (ii) with the prior written consent of the Corporation.

     (b) Offer From Third Party. In the event that the Stockholder receives a bona fide offer from an independent third party capable of consummating such a sale to purchase all or any of the authorized, issued and outstanding shares of Stock then registered in such Stockholder's name, such Stockholder shall first offer in writing (the "Stockholder's Offer") to sell such shares of Stock (the "Offered Stock") to the Corporation at the price and on the terms of which such selling Stockholder proposes to transfer the Offered Stock to the proposed third party transferee. The Stockholder's Offer shall set forth (i) the number of shares of the Offered Stock, (ii) the name and address of the proposed transferee, (iii) the amount of consideration to be received by the selling Stockholder, and (iv) the method of proposed payment. The Corporation shall have the option to acquire all or any of the shares of Offered Stock at the price and upon the terms provided in the Stockholder's Offer. The Corporation shall have the right to exercise its option for a period of thirty (30) days following its receipt of the Stockholder's Offer by notifying the selling Stockholder in writing of its intention to purchase at Closing (as defined in Section 8(d) hereof) all or any shares of the Offered Stock on the same terms and conditions set forth in the Stockholder's Offer.

     (c) Transfers to Third Parties. In the event that (i) a Stockholder elects to transfer all or a portion of his shares of Stock; (ii) said Stockholder strictly complies with the provisions of Section 9(b); (iii) the Corporation fails to purchase all of such shares of Offered Stock; and (iv) the Stockholder who desires to transfer such shares of Stock complies with the terms of this
Section 9(c), then any such shares of Stock which are not so purchased by the Corporation may be sold by the selling Stockholder to the third party named in the Stockholder's Offer within a period of ninety (90) days after the expiration of the thirty (30) day period provided in Section 9(b). Such shares of Offered Stock may be transferred to the third party named in the Stockholder's Offer provided that such shares are sold at the price and on the terms set forth in the Stockholder's Offer. Any shares of Offered Stock not actually sold or transferred to such third party by the selling Stockholder within such ninety
(90) day period at the price and on the terms set forth in the Stockholder's Offer shall remain subject to all of the provisions of this Agreement.

     (d) Sale of Corporation. Notwithstanding the provisions of this Section 9 to the contrary, the restrictions set forth in this Section 9 shall not apply to shares of a Stockholder sold or otherwise transferred in connection with (i) the closing of an underwritten public offering by the Corporation of its Stock or any other securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, (ii) a sale of the Corporation as a result of which more than fifty percent (50%) of the total number of outstanding shares of its Common Stock is

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sold, exchanged, conveyed, or otherwise transferred to a third party in one or a series of related transactions, or (iii) a merger or consolidation of the Corporation as a result of which the holders of its Common Stock (immediately prior to such merger or consolidation) hold less than fifty percent (50%) of the surviving or new entity, as the case may be.

10.  DRAG ALONG RIGHTS

     (a) Generally. If at any time the holder(s) of a majority of the shares of Common Stock of the Corporation desire to sell, exchange, convey, or otherwise transfer, in one or a series of related transactions to an independent third party in a bona fide arms length transaction, all of the outstanding shares of Common Stock of the Corporation ("Selling Stockholder(s)") for consideration which the Selling Stockholders in good faith believe in their sole discretion to be adequate consideration for such shares, then the Selling Stockholder(s) may require the Stockholder to sell, exchange, convey, or otherwise transfer, and the Stockholder agrees to sell, exchange, convey, or otherwise transfer all of the shares of Stock at the same price per share of Common Stock (as set forth below) and on the same terms and conditions, as received by the Selling Stockholder(s) from the independent third party for the same class of shares.

     (b) Conditions to Obligation. The Stockholder's obligation to sell, exchange, convey or otherwise transfer the Stock under the provisions of this
Section 10 is subject to the requirements that (i) the Selling Stockholder(s) shall give notice to the Stockholder of such sale, exchange, conveyance, or transfer at least 30 days prior to the proposed date of such event, specifying the price and terms upon which shares of Common Stock are to be sold, exchanged, conveyed, or transferred, and the proposed date of such event, and (ii) upon the consummation of said sale, exchange, conveyance, or transfer, the Stockholder will receive the same form and amount of consideration per share of Common Stock as received by the Selling Stockholder(s) for the same class of shares, or, if the Selling Stockholder(s) are given an option as to the form and amount of consideration to be received, the Stockholder will be given the same option.

11.  TAG ALONG RIGHTS.

     (a) Notice. If at any time, in any transaction or transactions, the Parent desires to sell, exchange, convey, or otherwise transfer any shares of Common Stock owned by it, then the Parent shall give notice of such intent to the Stockholder at least fifteen (15) days prior to the proposed date of such sale. Such notice shall specify the number of shares and the terms, including price, upon which such shares of Common Stock are to be sold, exchanged, conveyed, or otherwise transferred and the proposed date of such sale, exchange, conveyance, or transfer.

     (b) Participation. The Stockholder may elect to participate in such sale by giving notice to the Parent at least ten (10) days prior to the date of the proposed sale. Such notice from the Stockholder shall specify the number of shares of Common Stock which it proposes to sell. If the Stockholder elects to participate in such sale, and gives timely notice of such election, then the Parent shall not effect such sale unless either (i) the proposed purchaser of such shares offers to purchase from the Stockholder, at the same time and on the same terms


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(including price) as shares of Common Stock that are being purchased from the
Parent, that number of shares of Common Stock owned by the Stockholder which bears the same proportion to the total number of shares of Stock which he/she beneficially owns, as the number of shares of Stock being sold by the Parent bears to the total number of shares of Stock owned by the Parent, or (ii) to the extent the proposed purchaser is unwilling to purchase shares of the Stockholders' Common Stock as calculated in Section 11(b)(i) hereof, then the number of shares of the Stockholders' Common Stock as so calculated, and the number of shares of Stock of the Parent as otherwise to be sold, shall each be reduced proportionately to equal the total number of shares to be purchased by the proposed purchaser, who will thereupon offer to purchase the number of shares of the Stockholders' Common Stock as so calculated at the same time and on the same terms (including price) as the number of shares of Common Stock to be sold by the Parent, as recalculated pursuant to this Section 11(b)(ii).

     (c) Exempt Transfers. Notwithstanding the foregoing, the provisions of this Section 11 shall not apply to (i) any pledge of Common Stock by the Parent made pursuant to a bona fide loan transaction or (ii) any sale of the shares of Common Stock to the public pursuant to a registration statement filed under the Securities Act of 1933.

12. MARKET STAND-OFF AGREEMENT. The Stockholder hereby agrees that he or she shall not, to the extent reasonably requested by the Corporation and an underwriter of Common Stock (or other securities) of the Corporation, sell or otherwise transfer or dispose (other than to donees who agree to be similarly bound) of any Stock during the one hundred eighty (180)-day period following the effective date of a registration statement of the Corporation filed under the Securities Act of 1933; provided, however, that such agreement shall be applicable only to the first such registration statement of the Corporation which covers shares (or securities) to be sold on its behalf to the public in an underwritten public offering. Such agreement shall be in writing in a form satisfactory to the Corporation and such underwriter. In order to enforce the foregoing covenant, the Corporation may impose stop-transfer instructions with respect to the Stock of the Stockholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such one hundred eighty (180)-day period.

13. SEVERABILITY. It is the express intention of the parties that the agreements contained herein shall have the widest application possible. If any agreement contained herein is found by a court having jurisdiction to be unreasonable in scope or character, the agreement shall not be rendered unenforceable thereby, but rather the scope or character of such agreement shall be deemed reduced or modified with retroactive effect to render such agreement reasonable and such agreement shall be enforced as thus modified. If the court having jurisdiction will not review the agreement, then the parties shall mutually agree to a revision having an effect as close as permitted by law to the provision declared unenforceable. The parties further agree that in the event a court having jurisdiction determines, despite the express intent of the parties, that any portion of any covenant or agreement contained herein is not enforceable, the remaining provisions of this Agreement shall nonetheless remain valid and enforceable.


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14.  ENDORSEMENT OF CERTIFICATE. Upon the execution of this Agreement, each certificate of shares of Stock of the Corporation registered in the name of the Stockholder and subject hereto shall be endorsed by the Secretary of the Corporation as follows:

          "This certificate is transferable only upon compliance with the provisions of a restrictive Stockholders Agreement by and among SERSys Acquisition Corporation and the stockholder, a copy of which is on file in the office of the Secretary of the Corporation and is available upon request of the stockholder without charge."

15. TERM. Anything contained herein to the contrary notwithstanding, this Agreement shall terminate, and all rights and obligations hereunder shall cease upon the occurrence of any of the following events:

     (a)  The written agreement of each of the then parties hereto;

     (b)  The cessation of the Corporation's business;

     (c) The bankruptcy, liquidation, receivership, or dissolution of, or assignment for the benefit of creditors by, the Corporation; or

     (d) Except as to Section 12 hereof, the consummation of an initial public offering of the Corporation's Common Stock pursuant to the filing of an effective registration statement with the U.S. Securities and Exchange Commission.

16. NOTICES. All notices, offers, acceptances, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified or registered mail to the Stockholder, at his address on the Corporation records, and to the Corporation and/or the Parent at the Corporation's principal place of business. Any party hereto may change his or its address for notice by giving notice thereof in the manner hereinabove provided.

17. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and may be amended, modified or canceled only by written agreement of the parties hereto.

18. SUCCESSORS. This Agreement shall be binding upon, and inure to the benefit of, and shall be enforceable by, the heirs, successors, assigns, and personal representatives of the parties hereto.

19. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without regard to principles of conflict of laws. In case any term of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such term nor the validity of the remaining terms of this Agreement shall in any way be affected thereby. Each of the parties agrees that he


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
will consent to and approve any amendments of the Charter or By-Laws of the Corporation which may be necessary or advisable in order to conform any of the provisions of this Agreement or any amendments hereto to the applicable laws of the state of Delaware as now or hereafter enacted, including, without limitation, the Delaware Corporation Law. The Stockholder further agrees to execute and deliver such documents as may be necessary in order to implement the provisions of the preceding sentence.

20   SPECIFIC PERFORMANCE. Because the shares of Stock cannot be readily purchased or sold in the open market, irreparable damage would result in the event this Agreement is not specifically enforced. Therefore, the rights to, or obligations of, the Parent, the Corporation and the Stockholder shall be enforceable in a court by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies, and all other remedies provided for in this Agreement, shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

21. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which taken together shall constitute one and the same instrument.

22. GENDER. The use of the singular shall include the plural, and the use of the masculine gender shall include the feminine and neutral genders and vice versa.


     IN WITNESS WHEREOF, the parties have executed this agreement the day and year first above written.


ATTEST:                               SERSYS ACQUISITION CORPORATION

/s/ JAMES E. McGOWAN                  By: /s/ DR. PHILIP A. STOREY
--------------------------               ---------------------------------------
                                      Name:  Dr. Philip A. Storey
                                            ------------------------------------
                                      Title: President
                                            ------------------------------------

WITNESS:                              STOCKHOLDER:

/s/ JAMES E. McGOWAN                  /s/ FREDERICK C. FOLEY
--------------------------            ------------------------------------------
                                      Name: Frederick C. Foley


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